EXHIBIT 2.2

                                              FORM OF LETTER AGREEMENT AMENDMENT
                                                       TO SUBSCRIPTION AGREEMENT


                 [Letterhead of Amalgamated Technologies, Inc.]

                                                            April ___, 2004



Dear Potential Investor in Amalgamated Technologies, Inc.:

         Thank you for your interest in investing in Amalgamated Technologies, Inc. By virtue of this letter, we are updating certain information involving Amalgamated Technologies, Inc. that has changed since April 20, 2004-the date the "Summary of the Offering" was finalized. You should consider carefully the information contained in this letter in addition to the information contained in the Summary of the Offering and the Subscription Agreement that has been made available to you in deciding whether to acquire the Shares.

         Amalgamated Technologies, Inc. has the right to receive subscriptions above the maximum amount of $4 million as described in the Summary of the Offering and the Subscription Agreement. Amalgamated Technologies, Inc. can now receive subscriptions of up to $5.5 million. In addition, the Offering is hereby extended until May 14, 2004.

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT ME AT 212-521-5181.


REGARDS,


AMALGAMATED TECHNOLOGIES, INC.



------------------
Robert Ellin, President



Acknowledged and Agreed:


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[PRINT NAME OF INVESTOR]